Exhibit 99

Thomas & Betts Corporation Reports 2007 Earnings

Fourth Quarter E.P.S. From Continuing Operations $0.84 Including $0.05 Environmental Charge; Full Year E.P.S. $3.12

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE:TNB) today reported net sales of $2.1 billion for the full-year 2007, up 14.4 percent over 2006. Earnings from operations increased 17.7 percent to $289.4 million. Net earnings from continuing operations were $183.7 million or $3.13 per diluted share compared to $175.1 million or $2.85 per diluted share in the prior year. 2007 net earnings including discontinued operations were $183.2 million or $3.12 per diluted share.

“Thomas & Betts had an outstanding year in 2007 and reported record net earnings. All of our businesses delivered strong earnings growth driven by a focus on delivering best-in-class service to our customers,” said Dominic J. Pileggi, chairman and chief executive officer. “We also completed four strategic acquisitions during the year which expanded our offering of innovative commercial, industrial and power delivery products and should contribute significantly to sales and earnings growth in 2008.”

The 14.4 percent year-over-year sales growth was driven by solid demand in industrial and commercial markets and, to a lesser extent, price increases. Acquisitions contributed six percent to the sales increase while foreign currency benefited sales by approximately two percent for the full year.

Gross margin improved to 30.9 percent of sales for 2007 compared to 30.5 percent in 2006 reflecting higher sales volumes and improved mix. Acquisition-related amortization totaling $2 million was included in 2007 cost of sales.

Selling, general and administrative expense (SG&A) was 17.4 percent of sales in 2007 in line with 2006. 2007 SG&A included a $7 million legal charge, $7 million of charges for revised estimates for certain environmental site remediation and $7 million of acquisition-related amortization of intangible assets.

Earnings from operations increased $43.6 million to $289.4 million. As a percent of sales, earnings from operations were 13.5 percent of sales compared to 13.2 percent in 2006. This increase reflects higher sales and improved mix in the company’s underlying businesses. Acquisitions, net of the amortization charges noted above, contributed approximately $5 million to the year-over-year increase.

Net interest expense increased by approximately $9 million in 2007 primarily as a result of funding required for the company’s recent acquisitions.

The effective tax rate in 2007 was 30.4 percent compared to 25.0 percent in 2006. Income tax expense in 2006 benefited from net tax adjustments of $4.6 million ($0.08 per diluted share).

FOURTH QUARTER 2007 RESULTS

As a result of the company’s decision to divest the PVC and HDPE pipe operations acquired as part of Lamson & Sessions Co., operating results for the pipe business are reported as “discontinued operations” and are shown on a net basis on the consolidated financial statements. These results are not included in segment reporting.

Fourth quarter 2007 sales increased 24 percent over 2006 to $602.4 million. Acquisitions contributed 16 percent to the sales growth while foreign currency benefited sales by approximately four percent in the quarter. The underlying sales growth largely reflects volume gains in industrial markets.

Gross margin in the fourth quarter improved to 31.7 percent of sales, compared to 29.7 percent in the prior-year period, reflecting higher sales volumes and favorable mix in the company’s underlying businesses. Acquisition-related amortization totaling $2 million was included in 2007 cost of sales.

SG&A was 18.4 percent of sales in the fourth quarter, compared to 17.0 percent last year. The increase reflects a $5 million charge for revised estimates for certain environmental site remediation and $4 million of acquisition-related amortization of intangible assets.

Earnings from operations increased nearly 30 percent to $79.9 million or 13.3 percent of sales in the fourth quarter 2007. This compares to $61.7 million or 12.7 percent of sales in the fourth quarter 2006. Acquisitions, net of the amortization charges, contributed approximately $5 million to the year-over-year increase.

Net interest expense increased by approximately $7 million in the fourth quarter 2007 due largely to the funding required for the company’s recent acquisitions.

The effective tax rate in the fourth quarter was 28.7 percent compared to 12.9 percent in 2006. Income tax expense in 2006 reflects net favorable year-end adjustments of $4.6 million ($0.08 per diluted share).

Net earnings from continuing operations were $48.7 million or $0.84 per diluted share in the quarter just ended including the environmental and acquisition-related charges noted above. This compares to $50.9 million or $0.84 per diluted share in the prior-year period, which includes the previously mentioned favorable year-end tax adjustments. 2007 net earnings including discontinued operations were $48.3 million or $0.83 per diluted share.

SEGMENT RESULTS

Total segment earnings grew 28 percent to $100.5 million in the fourth quarter 2007. Full-year segment earnings increased 19 percent to $361.1 million. The earnings increase was driven by the strong performance in the company’s Electrical segment.

Sales in the company’s Electrical segment were $497.8 million in the quarter, an increase of 30.7 percent over the prior-year period. Acquisitions contributed 21 percent to the sales growth while foreign currency benefited sales by five percent. The underlying sales growth was driven largely by solid demand for industrial products.

Electrical segment earnings increased 33.2 percent to $80.3 million or 16.1 percent of sales in the quarter. This compares to $60.3 million or 15.8 percent of sales in the fourth quarter 2006. The earnings improvement reflects increased underlying sales volume and improved mix. Acquisitions, net of amortization charges, contributed approximately $5 million to the increase in the fourth quarter.

For the full year, Electrical segment sales increased approximately 16.9 percent to $1.8 billion, including 7.5 percent from acquisitions. Improved sales volume in commercial, industrial and utility products contributed to the underlying sales increase. Foreign currency benefited Electrical segment sales by approximately three percent for the full year.

Full-year Electrical segment earnings increased 20 percent to $298.9 million or 16.9 percent of sales compared to earnings of $248.9 million or 16.5 percent of sales in 2006. The full-year earnings improvement reflects higher underlying sales volume and improved mix. Acquisitions, net of amortization charges, contributed approximately $5 million to the year-over-year increase.

Fourth quarter 2007 Steel Structures segment sales were $59.3 million, down from $64.0 million in the prior year period. Sales of internally produced structures increased in the quarter by 10 percent, or $5.2 million, which partially offset the expected decline in lattice towers sales sourced from a third party. Lattice tower sales were $0.8 million in the quarter compared to $10.7 million in the prior-year period. For the full year, segment sales were $227.4 million, compared to $221.7 million in 2006. 2006 full-year sales included $23.1 million in lattice tower sales compared to $4.0 million in 2007.

Steel Structures segment earnings were $10.7 million or 18.1 percent of sales in the fourth quarter and $38.5 million or 16.9 percent of sales for the full year 2007. This compares to $10.7 million or 16.7 percent of sales in the prior-year quarter and $35.1 million or 15.8 percent of sales for the full-year 2006. The fourth quarter and full year improvement in earnings as a percent of sales was primarily driven by project mix.

HVAC segment sales grew 11.5 percent to $45.3 million in the fourth quarter 2007. Higher sales of heating products drove the increase, while foreign currency benefited sales by five percent. Earnings in the quarter increased 26.0 percent to $9.4 million compared to the prior-year period, reflecting improved sales and operating efficiencies.

For the full year, HVAC sales increased 5.5 percent to $142.9 million compared to $135.5 million in 2006. Foreign currency benefited sales by three percent. HVAC segment earnings increased 15.9 percent to $23.7 million for the full year, reflecting the strong fourth quarter performance.

CASH FLOW AND DEBT HIGHLIGHTS

Thomas & Betts continued to generate strong operating cash flow in 2007 with cash from operations of $261 million. Improved profitability and a continued emphasis on working capital management contributed to the strong cash performance.

During the year, the company completed acquisitions totaling approximately $750 million (including the $450 million purchase of Lamson & Sessions completed in the fourth quarter) which were funded from available cash resources and increased debt borrowings. Other major uses of cash during 2007 included $133 million for the repurchase of 2.5 million shares of common stock completed in the first half of the year, and $41 million for capital expenditures.

The company ended the year with approximately $167 million in cash and $811 million in total debt. Total debt was 39.8 percent of total capitalization at year end 2007.

2008 DIRECTIONAL GUIDANCE

“We believe that, in total, our markets will continue to grow in 2008, although at a more modest rate than 2007,” said Pileggi. “Growth in industrial MRO and non-residential construction markets should offset the impact of continued weakness in the residential construction market in 2008. As a result, we expect to report net sales growth in the mid-single digit range for the full-year 2008 in our underlying businesses. Recently completed acquisitions should contribute an additional 20 percent to sales growth.

“We expect to again deliver strong earnings in our underlying businesses as well as to benefit from the recent acquisitions,” continued Pileggi. “On a per diluted share basis, we are forecasting earnings from continuing operations in the range of $3.80 to $3.95 for the full-year 2008. Our earnings guidance assumes a tax rate of approximately 33 percent.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

NOTE: The attached financial tables support the information in this news release:

Consolidated Statements of Operations

Segment Information

Consolidated Balance Sheets

Consolidated Statements of Cash Flows

Impact of Acquisitions

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call and webcast to discuss the company’s 2007 results on Monday, February 11, 2008 at 11:00 a.m. Eastern (10:00 a.m. Central). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight Eastern on Thursday, February 21, 2008. To access the replay, please call 201-612-7415, account number 9517, pass code 269488.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net sales	$602,394	$485,607	$2,136,888	$1,868,689

Cost of sales	411,289	341,377	1,475,641	1,299,299
Gross profit	191,105	144,230	661,247	569,390
Gross profit - % of net sales	31.7%	29.7%	30.9%	30.5%

Selling, general and administrative	111,233	82,497	371,853	323,577
Selling, general and administrative - % of net sales	18.4%	17.0%	17.4%	17.3%

Earnings from operations	79,872	61,733	289,394	245,813
Earnings from operations - % of net sales	13.3%	12.7%	13.5%	13.2%

Income from unconsolidated companies	44	382	294	952
Interest expense, net	(10,765)	(3,543)	(23,521)	(14,840)
Other (expense) income, net	(831)	(130)	(2,276)	1,517

Earnings before income taxes	68,320	58,442	263,891	233,442

Income tax provision	19,588	7,562	80,215	58,312
Effective tax rate	28.7%	12.9%	30.4%	25.0%

Net earnings from continuing operations	48,732	50,880	183,676	175,130

Earnings (loss) from discontinued operations, net	(460)	-	(460)	-

Net earnings	$48,272	$50,880	$183,216	$175,130

Basic earnings per share:
Continuing operations	$0.85	$0.85	$3.17	$2.90
Discontinued operations	(0.01)	-	(0.01)	-
Net earnings	$0.84	$0.85	$3.16	$2.90

Diluted earnings per share:
Continuing operations	$0.84	0.84	3.13	2.85
Discontinued operations	(0.01)	-	(0.01)	-
Net earnings	$0.83	$0.84	$3.12	$2.85

Average shares outstanding:
Basic	57,651	59,597	57,926	60,434
Diluted	58,361	60,530	58,720	61,447
THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net sales:
Electrical	$497,814	$381,002	$1,766,598	$1,511,557
Steel Structures	59,285	63,970	227,356	221,671
HVAC	45,295	40,635	142,934	135,461

Total net sales	$602,394	$485,607	$2,136,888	$1,868,689

Segment earnings:
Electrical	$80,323	$60,289	$298,870	$248,867
Steel Structures	10,714	10,692	38,472	35,113
HVAC	9,416	7,473	23,725	20,477

Total reportable segment earnings	100,453	78,454	361,067	304,457

Corporate expense	(20,537)	(16,339)	(71,379)	(57,692)
Interest expense, net	(10,765)	(3,543)	(23,521)	(14,840)
Other	(831)	(130)	(2,276)	1,517

Earnings before income taxes	$68,320	$58,442	$263,891	$233,442

Segment earnings - % of net sales:
Electrical	16.1%	15.8%	16.9%	16.5%
Steel Structures	18.1%	16.7%	16.9%	15.8%
HVAC	20.8%	18.4%	16.6%	15.1%
Total	16.7%	16.2%	16.9%	16.3%
THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and marketable securities	$166,830	$371,339
Receivables, net	280,948	204,270
Inventories	271,989	218,536
Other current assets	79,670	74,225
Assets of discontinued operations	106,478	-
Total current assets	905,915	868,370

Net property, plant and equipment	305,959	267,200
Goodwill	873,574	490,210
Other intangible assets	303,978	16,829
Investments in unconsolidated companies	115,300	115,726
Other assets	63,060	71,888

Total assets	$2,567,786	$1,830,223

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$116,157	$719
Accounts payable	180,333	144,844
Accrued liabilities	154,337	102,966
Liabilities of discontinued operations	18,146	-
Total current liabilities	468,973	248,529

Long-term debt	695,048	386,912
Other long-term liabilities	174,831	126,423

Shareholders' equity	1,228,934	1,068,359

Total liabilities and shareholders' equity	$2,567,786	$1,830,223
THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	December 31,	December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$183,216	$175,130
Adjustments:
Depreciation and amortization	57,766	47,842
Deferred income taxes	15,564	18,129
Incremental tax benefits from share-based payments	(7,192)	(11,320)
Changes in operating assets and liabilities, net (a):
Receivables	6,541	(11,441)
Inventories	14,961	(15,927)
Accounts payable	(24,716)	3,534
Accrued liabilities	13,529	(14,776)
Transaction costs incurred by Lamson & Sessions	(8,803)	-
Other	10,494	29,997
Net cash provided by (used in) operating activities	261,360	221,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(40,713)	(44,345)
Purchases of businesses	(752,912)	(34,031)
Marketable securities	157	291,773
Other	373	659
Net cash provided by (used in) investing activities	(793,095)	214,056

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(132,958)	(200,796)
Stock options exercised	24,618	57,119
Proceeds from long-term debt and other borrowings	475,000	-
Repayment of long-term debt and other borrowings	(56,016)	(150,896)
Incremental tax benefits from share-based payments	7,192	11,320
Net cash provided by (used in) financing activities	317,836	(283,253)

EFFECT OF EXCHANGE RATE ON CASH	9,540	2,255

Net increase (decrease) in cash and cash equivalents	(204,359)	154,226
Cash and cash equivalents at beginning of period	370,968	216,742
Cash and cash equivalents at end of period	$166,609	$370,968

Cash payments for interest	$33,329	$33,016
Cash payments for income taxes	$54,916	$44,896

(a) Net of foreign exchange and acquisition effects
THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Impact of Acquisitions
(In thousands)
(Unaudited)

Impact on Earnings from Operations

	Quarter Ended	Year to Date
	December 31,	December 31,
	2007	2007

Net sales	$79,362	$112,956

Cost of sales	57,197	81,889
Gross profit	22,165	31,067
Gross profit - % of net sales	27.9%	27.5%

Selling, general and administrative	17,425	25,632
Selling, general and administrative - % of net sales	21.9%	22.7%

Earnings from operations	$4,740	$5,435
Earnings from operations - % of net sales	6.0%	4.8%

Impact on Electrical Segment

Net sales	$79,362	$112,956

Segment earnings	$4,740	$5,435
Segment earnings - % of net sales	6.0%	4.8%

Additional information:
Amortization of inventory step-up (Cost of sales)	$1,568	$2,263
Amortization of intangible assets (Selling, general and administrative)	4,144	7,015
	$5,712	$9,278

Note: Information above does not include impact of discontinued operations.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com